2595 Dallas Parkway, Suite 310
Dallas, TX 75034
Joseph W. Dziedzic President & Chief Executive Officer +1 214.618.4945 Joseph.dziedzic@integer.net

December 5, 2017

John Harris

Dear John:

As you are aware, Integer has commenced a search for a person to fill the role of president of the Cardio & Vascular product category. You have been serving as the interim president of that product category since October of 2016, and you have agreed to continue to serve in that role until June 2, 2018, if necessary. In consideration of your willingness to do so, Integer is willing to make certain adjustments to your compensation and conditions of employment.

I make reference to your employment agreement dated September 1, 2016 with Lake Region Medical Limited. First, Section 2.1 of your employment agreement provides that your annual base salary is to be reduced from €350,000 to €300,000 effective January 1, 2018. We agree that during the period that you continue to serve as interim president of the Cardio & Vascular product category, there will be no reduction to your annual base salary. The base salary reduction will become effective upon the appointment of a president of the Cardio & Vascular president and your return to your role of vice president of operations for the Cardio & Vascular product category.

Secondly, Section 9.1 of your employment agreement contains certain conditions regarding your eligibility to receive what is defined in your employment agreement as the “Additional Payment 2018.” Section 9.1 provides that in order for you to be eligible to receive the Additional Payment 2018, (i) you must continue to be employed on June 2, 2018 (section 9.1.1), and (ii) you must not have given notice of your intent to terminate your employment (section 9.1.2). We understand that your current intent is to terminate your employment on or after June 2, 2018, and we therefore waive the notice condition specified in section 9.1.2. We have agreed, however, that your eligibility for the Additional Payment 2018 continues to be subject to your continued employment through the June 2, 2018 date.

With respect to the additional equity awarded to you in connection with your service as interim president of the Cardio & Vascular product category, please understand that those shares are earned each month in which you serve in that role and that all shares earned will vest and become available to you on June 2, 2018, regardless of your employment status on that date.

John Harris
December 5, 2017

John, I trust that this letter addresses your concerns and reflects our understanding regarding the terms and conditions of your continued employment.

Sincerely,

/s/ Joseph W. Dziedzic
Joseph W. Dziedzic
President & Chief Executive Officer

Understood, acknowledged and agreed:

/s/ John Harris                     December 5, 2017
John Harris                        Date

Integer.net

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